EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Third Quarter 2010 Earnings

MIDLAND, MI, October 25, 2010 -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2010 third quarter net income of $8.9 million, or $0.32 per diluted share, compared to net income of $4.4 million, or $0.17 per diluted share, in the second quarter of 2010 and $2.5 million, or $0.10 per diluted share, in the third quarter of 2009. Net income was $15.6 million, or $0.60 per diluted share, for the nine months ended September 30, 2010, compared to $7.5 million, or $0.31 per diluted share, for the nine months ended September 30, 2009.

"We are pleased with our reported third quarter earnings, which benefited from higher net interest income, as well as a lower provision for loan losses, partially offset by higher expenses. The quarter's improvements were attributable, in part, to our acquisition of O.A.K. Financial Corporation (OAK), parent company of Byron Bank, which became accretive to earnings this quarter," said David B. Ramaker, Chairman, Chief Executive Officer and President. "The acquisition has given Chemical Financial Corporation a much larger presence in the attractive Grand Rapids market, which will serve our franchise well in the months and years ahead. During the quarter, we completed the integration of Byron Bank into Chemical Bank, which, we are happy to report, went smoothly for all stakeholders involved."

"The Michigan economy continues to struggle and has yet to show signs of sustainable growth. Consequently, credit quality concerns will remain paramount and key credit quality metrics will likely remain at elevated levels. Signs of stabilization in our loan portfolio resulted in a decline in the provision for loan losses from $12.7 million in the second quarter of 2010 to $8.6 million in the third quarter." Ramaker said.

"With modest loan demand and the challenges of the Michigan economy, we will continue to opportunistically pursue various strategies, including acquisitions, as a means to grow our core banking franchise. Our dedication to Michigan, capital strength, and focus on small and middle-

market commercial lending, positions us well to take advantage of opportunities in the markets we serve," said Ramaker.

The Company's return on average assets during the third quarter of 2010 was 0.67 percent, up from 0.36 percent in the second quarter of 2010 and 0.24 percent in the third quarter of 2009. The return on average equity was 6.3 percent in the third quarter of 2010, up from 3.3 percent in the second quarter of 2010 and 2.0 percent in the third quarter of 2009.

Included in the third quarter and year-to-date 2010 results were $1.1 million and $4.1 million, respectively, of merger-related costs related to the acquisition of OAK. The net impact of these costs reduced third quarter and year-to-date diluted earnings per share by $0.03 per share and $0.12 per share, respectively. As previously reported, the Company completed its acquisition of OAK on April 30, 2010. The acquisition of OAK and Byron Bank resulted in increases in the Company's total assets of $820 million, total loans of $631 million, total deposits of $693 million (core deposits of $495 million) and goodwill of $40 million as of the acquisition date. Assets and liabilities acquired in the OAK transaction were recorded at fair value, with selected financial amounts and ratios reported separately for the "acquired" loan portfolio. The consolidation and systems conversion of Byron Bank into Chemical Bank was completed in the third quarter of 2010.

Higher net income in the third quarter of 2010, compared to the second quarter of 2010, was attributable primarily to a lower provision for loan losses, lower merger-related costs and one additional month of operating results of OAK being included in the third quarter.

Net interest income was $45.9 million in the third quarter of 2010, up from $42.9 million in the second quarter of 2010 and $36.7 million in the third quarter of 2009. The net interest margin (on a tax-equivalent basis) in the third quarter of 2010 was 3.80 percent, down from 3.88 percent in the second quarter of 2010 and 3.83 percent in the third quarter of 2009. The increases in net interest income were primarily attributable to the acquisition of OAK, although they were also attributable to a decrease in the average cost of deposits related to maturing higher-cost customer certificates of deposit and maturing higher-cost wholesale funding. The decreases in net interest margin were primarily attributable to the Company's increased level of liquidity during the three and twelve months ended September 30, 2010, because funds were held in low yielding short-term deposits at the Federal Reserve Bank (FRB).

The Company recorded an $8.6 million provision for loan losses in the third quarter of 2010, compared to $12.7 million in the second quarter of 2010 and $14.2 million in the third quarter of 2009. Third quarter 2010 net loan charge-offs were $8.6 million, compared to $7.3 million in the second quarter of 2010 and $6.7 million in the third quarter of 2009. The third quarter of 2010 marked the first time in fifteen quarters that the provision for loan losses did not exceed net loan charge-offs.

Total noninterest income was $11.1 million in the third quarter of 2010, compared to $11.0 million in the second quarter of 2010 and $10.1 million in the third quarter of 2009. The increase in the third quarter of 2010, as compared to the second quarter of 2010, was primarily attributable to one additional month of OAK noninterest income. Service charges on deposit accounts, driven primarily by overdraft fees, were $0.4 million less in the third quarter of 2010, as compared to the second quarter of 2010, due to changes in regulatory requirements regarding the processing of electronic ATM and debit card transactions. This reduction was mostly offset with $0.3 million in higher mortgage banking revenue.

Operating expenses were $36.2 million in the third quarter of 2010, up from $34.6 million in the second quarter of 2010 and $29.6 million in the third quarter of 2009. The increase in operating expenses in the third quarter of 2010, as compared to the second quarter of 2010, was primarily attributable to one additional month of OAK operating expenses. Operating expenses in the third quarter of 2010 included $1.1 million of merger-related costs applicable to the OAK transaction, compared to $2.3 million in the second quarter of 2010. Acquisition-related costs of $0.1 million are expected to be incurred in the fourth quarter of 2010. Credit-related operating expenses remained elevated at $1.8 million in the third quarter of 2010, the same amount incurred in both the second quarter of 2010 and the third quarter of 2009. The Company's third quarter 2010 efficiency ratio was 62.3 percent, compared to 63.1 percent in the second quarter of 2010 and 62.3 percent in the third quarter of 2009.

Total assets were $5.40 billion at September 30, 2010, up from $5.12 billion at June 30, 2010 and $4.27 billion at September 30, 2009. At September 30, 2010, total loans were $3.64 billion, compared to $3.65 billion at June 30, 2010 and $3.00 billion at September 30, 2009. Investment securities were $766 million at September 30, 2010, compared to $811 million at June 30, 2010 and $645 million at September 30, 2009. The increases in assets, loans and investment securities during the twelve months ended September 30, 2010 were primarily attributable to the acquisition of OAK.

Total deposits were $4.47 billion at September 30, 2010, compared to $4.20 billion at June 30, 2010 and $3.40 billion at September 30, 2009. The Company experienced an increase of $268 million, or 6.4 percent, in total deposits during the quarter ended September 30, 2010, with the majority attributable to a seasonal increase in municipal customer deposits of $223 million. The Company continues to maintain the majority of new funds generated from internal deposit growth in interest-bearing balances at the FRB, thereby further enhancing the Company's liquidity position, with $596 million in balances held at the FRB at September 30, 2010. The Company has used a portion of its liquidity to pay off maturing Federal Home Loan Bank (FHLB) advances and brokered deposits acquired in the OAK transaction in 2010 and intends to continue to pay off these wholesale funding sources as they mature. The Corporation has $27.5 million of FHLB advances and brokered deposits maturing during the fourth quarter of 2010. FHLB advances totaled $85.4 million at September 30, 2010, down from $86.6 million at June 30, 2010 and $115 million at September 30, 2009. Brokered deposits acquired in the OAK transaction totaled $152 million at September 30, 2010, compared to $169 million at June 30, 2010.

At September 30, 2010, the Company's tangible equity to assets ratio and total risk-based capital ratio were 8.4 percent and 13.7 percent, respectively, compared to 8.8 percent and 13.6 percent, respectively, at June 30, 2010. At September 30, 2010, the Company's book value stood at $20.44 per share, compared to $20.27 per share at June 30, 2010.

The credit quality of the Company's loan portfolio is showing signs of stabilization. At September 30, 2010, the Company's originated loan portfolio, representing all loans other than those acquired in the OAK transaction, had nonaccrual loans and loans past due 90 days or more totaling $119.4 million, compared to $116.3 million at June 30, 2010 and $128.9 million at September 30, 2009. The Company's nonperforming loans at September 30, 2010, also included commercial, real estate commercial and real estate residential loans that have been modified due to financial difficulties being experienced by the customer of $28.5 million, compared to $26.6 million at June 30, 2010 and $9.6 million at September 30, 2009. At September 30, 2010, these modified loans were current in accordance with their modified terms. Loans in the acquired portfolio that meet the Company's definition of nonperforming, but for which the risk of loss was recognized at acquisition, totaled $12.5 million at September 30, 2010, compared to $10.1 million at June 30, 2010.

Other real estate and repossessed assets totaled $22.7 million at September 30, 2010, compared to $21.7 million at June 30, 2010 and $19.1 million at September 30, 2009.

At September 30, 2010, the allowance for loan losses was $89.5 million, or 2.94 percent of originated loans, down slightly from 2.95 percent at June 30, 2010, although up from 2.58 percent at September 30, 2009. The allowance for loan losses as a percentage of nonperforming loans of the originated portfolio was 61 percent at September 30, 2010, down from 63 percent at June 30, 2010, although up from 56 percent at September 30, 2009. At September 30, 2010, nonperforming loans of the originated portfolio as a percentage of originated loans were 4.86 percent, up from 4.71 percent at June 30, 2010 and 4.61 percent at September 30, 2009.

Chemical Financial Corporation is the second-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At September 30, 2010, the Company had total assets of $5.4 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Chemical Financial or Company)

itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on Chemical Financial, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2009; the timing and level of asset growth; changes in market interest rates; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of current and future military actions, and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Risk factors also include, but are not limited to, risks and uncertainties related both to the acquisition of OAK and to the integration of the acquired business into Chemical Financial including:

The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Chemical Financial's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward, which have been under significant stress recently. Specifically, Chemical Financial may incur more credit losses from OAK's loan portfolio than expected and deposit attrition may be greater than expected.

The complete integration of OAK's business and operations into Chemical Financial, which includes conversion of OAK's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to OAK's or Chemical Financial's existing businesses.

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	September 30 2010	December 31 2009	September 30 2009
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$118,441	$131,383	$90,215
Interest-bearing deposits with unaffiliated banks and others	600,909	229,326	375,489
Total cash and cash equivalents	719,350	360,709	465,704
Investment securities:
Trading	1,471	-	-
Available-for-sale	608,823	592,521	512,413
Held-to-maturity	155,475	131,297	132,438
Total Investment Securities	765,769	723,818	644,851
Other securities	26,189	22,128	22,128
Loans held-for-sale	19,547	8,362	7,043

Loans:
Commercial	794,739	584,286	575,062
Real estate commercial	1,077,760	785,675	782,640
Real estate construction	167,738	121,305	118,116
Real estate residential	747,135	739,380	753,744
Consumer	853,499	762,514	773,902
Total Loans	3,640,871	2,993,160	3,003,464
Allowance for loan losses	(89,521)	(80,841)	(77,491)
Net Loans	3,551,350	2,912,319	2,925,973

Premises and equipment	66,212	53,934	53,172
Goodwill	110,266	69,908	69,908
Other intangible assets	14,532	5,408	5,477
Interest receivable and other assets	127,093	94,126	74,107
Total Assets	$5,400,308	$4,250,712	$4,268,363

Liabilities:
Deposits:
Noninterest-bearing	$696,710	$573,159	$533,430
Interest-bearing	3,770,692	2,844,966	2,870,069
Total Deposits	4,467,402	3,418,125	3,403,499
Interest payable and other liabilities	31,744	27,708	36,891
Short-term borrowings	254,799	240,568	233,693
Federal Home Loan Bank advances	85,390	90,000	115,000
Total Liabilities	4,839,335	3,776,401	3,789,083

Shareholders' Equity:
Preferred stock, no par value per share	-	-	-
Common stock, $1 par value per share	27,440	23,891	23,890
Additional paid-in capital	429,459	347,676	347,667
Retained earnings	115,187	115,391	119,920
Accumulated other comprehensive loss	(11,113)	(12,647)	(12,197)
Total Shareholders' Equity	560,973	474,311	479,280
Total Liabilities and Shareholders' Equity	$5,400,308	$4,250,712	$4,268,363

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2010	2009	2010	2009
Interest Income:
Interest and fees on loans	$51,485	$43,289	$141,481	$129,079
Interest on investment securities:
Taxable	2,718	3,527	8,806	12,053
Tax-exempt	1,391	962	3,594	2,632
Dividends on other securities	81	132	458	562
Interest on deposits with unaffiliated banks and others	323	156	743	345
Total Interest Income	55,998	48,066	155,082	144,671

Interest Expense:
Interest on deposits	9,314	9,942	27,216	29,917
Interest on short-term borrowings	168	251	489	723
Interest on Federal Home Loan Bank advances	623	1,210	2,205	3,800
Total Interest Expense	10,105	11,403	29,910	34,440
Net Interest Income	45,893	36,663	125,172	110,231
Provision for loan losses	8,600	14,200	35,300	43,400
Net Interest Income after Provision for Loan Losses	37,293	22,463	89,872	66,831

Noninterest Income:
Service charges on deposit accounts	4,680	4,949	14,162	14,205
Trust and investment services revenue	2,521	2,306	7,416	7,055
Other charges and fees for customer services	2,555	1,971	6,896	5,766
Mortgage banking revenue	1,204	840	2,837	3,452
Investment securities gains	82	-	82	95
Other	77	26	166	334
Total Noninterest Income	11,119	10,092	31,559	30,907

Operating Expenses:
Salaries, wages and employee benefits	18,015	15,765	49,650	45,865
Occupancy	2,903	2,497	8,474	7,611
Equipment	3,698	2,435	10,110	7,141
Other	11,600	8,885	31,821	28,186
Total Operating Expenses	36,216	29,582	100,055	88,803
Income Before Income Taxes	12,196	2,973	21,376	8,935
Federal Income Tax Expense	3,325	500	5,825	1,450
Net Income	$8,871	$2,473	$15,551	$7,485

Net income per common share:
Basic	$0.32	$0.10	$0.60	$0.31
Diluted	0.32	0.10	0.60	0.31

Cash dividends declared per common share	0.20	0.295	0.60	0.885

Average common shares outstanding:
Basic	27,438	23,890	25,883	23,890
Diluted	27,471	23,912	25,911	23,907

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in thousands)	2010	2009	2010	2009
Average Balances
Total assets	$5,264,545	$4,111,923	$4,799,067	$4,014,060
Total interest-earning assets	4,925,102	3,894,124	4,506,962	3,790,588
Total loans	3,664,925	2,985,388	3,364,129	2,971,557
Total deposits	4,326,096	3,235,959	3,909,630	3,138,608
Total interest-bearing liabilities	3,946,563	3,036,864	3,601,960	2,949,836
Total shareholders' equity	557,927	480,064	520,517	485,612

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.80%	3.83%	3.80%	3.96%
Efficiency ratio	62.3%	62.3%	62.6%	62.0%
Return on average assets	0.67%	0.24%	0.43%	0.25%
Return on average shareholders' equity	6.3%	2.0%	4.0%	2.1%
Average shareholders' equity as a
percent of average assets	10.6%	11.7%	10.8%	12.1%
Tangible shareholders' equity as a
percent of total assets			8.4%	9.7%
Total risk-based capital ratio			13.7%	15.7%

	Sept 30 2010	June 30 2010	March 31 2010	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009
Credit Quality Statistics
Originated Loans	$3,045,872	$3,034,515
Acquired Loans	594,999	613,446
Originated Portfolio:
Nonaccrual loans	112,832	107,981	$100,882	$106,589	$120,186	$109,944	$94,737
Loans 90 or more days past due
and still accruing	6,526	8,301	7,204	11,733	8,699	10,502	10,240
Troubled debt restructurings -
commercial loans	9,834	7,791	6,243	-	-	-	-
Troubled debt restructurings -
real estate residential loans	18,712	18,856	15,799	17,433	9,567	3,981	-
Total nonperforming loans -
originated portfolio	147,904	142,929	130,128	135,755	138,452	124,427	104,977
Other real estate and repossessed assets (ORE)	22,704	21,724	18,813	17,540	19,067	18,344	20,688
Total nonperforming assets	170,608	164,653	148,941	153,295	157,519	142,771	125,665
Acquired portfolio -
total nonperforming loans	12,500	10,050	-	-	-	-	-
Net loan charge-offs (year-to-date)	26,620	18,039	10,686	35,215	22,965	16,300	8,494

Allowance for loan losses as a
percent of total originated loans	2.94%	2.95%	2.82%	2.70%	2.58%	2.35%	2.12%
Allowance for loan losses as a percent
of nonperforming originated loans	61%	63%	65%	60%	56%	56%	60%
Nonperforming originated loans as a
percent of total originated loans	4.86%	4.71%	4.35%	4.54%	4.61%	4.18%	3.56%
Nonperforming assets as a percent
of total originated loans plus ORE	5.56%	5.39%	4.95%	5.09%	5.21%	4.77%	4.23%
Nonperforming assets as a
percent of total assets	3.16%	3.22%	3.47%	3.61%	3.69%	3.57%	3.16%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	1.06%	1.12%	1.43%	1.18%	1.03%	1.10%	1.15%

	Sept 30 2010	June 30 2010	March 31 2010	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009
Additional Data - Intangibles
Goodwill	$110,266	$109,149	$69,908	$69,908	$69,908	$69,908	$69,908
Core deposit intangibles	10,352	10,791	2,183	2,331	2,480	2,629	2,847
Mortgage servicing rights (MSR)	3,718	3,641	3,059	3,077	2,997	2,869	2,377
Other intangible assets	462	591	-	-	-	-	-
Amortization of core deposit intangibles (quarter only)	439	337	148	149	149	217	203

Chemical Financial Corporation Announces Third Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Sept 30 2010	June 30 2010	March 31 2010	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009
Originated Portfolio:
Nonaccrual loans:
Commercial	$19,440	$21,643	$18,382	$19,309	$21,379	$20,371	$16,419
Real estate commercial	59,353	57,085	51,865	49,419	58,930	50,067	41,826
Real estate construction	16,085	13,397	15,870	15,184	18,196	17,935	18,504
Real estate residential	13,485	12,499	10,913	15,508	15,739	15,905	12,803
Consumer	4,469	3,357	3,852	7,169	5,942	5,666	5,185
Total nonaccrual loans	112,832	107,981	100,882	106,589	120,186	109,944	94,737
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	909	2,108	2,576	1,371	1,073	1,201	2,581
Real estate commercial	2,265	2,030	1,483	3,971	2,138	1,542	4,352
Real estate construction	-	436	988	1,990	675	259	538
Real estate residential	2,316	2,842	1,636	3,614	3,839	6,236	1,699
Consumer	1,036	885	521	787	974	1,264	1,070
Total accruing loans contractually past due 90 days or more as to interest or principal payments	6,526	8,301	7,204	11,733	8,699	10,502	10,240
Troubled debt restructurings - commercial loans	9,834	7,791	6,243	-	-	-	-
Troubled debt restructurings - real
estate residential loans	18,712	18,856	15,799	17,433	9,567	3,981	-
Total nonperforming loans	147,904	142,929	130,128	135,755	138,452	124,427	104,977
Other real estate and repossessed assets	22,704	21,724	18,813	17,540	19,067	18,344	20,688
Total nonperforming assets	$170,608	$164,653	$148,941	$153,295	$157,519	$142,771	$125,665

Nonperforming loans - Acquired portfolio (1):
Nonaccrual loans	$8,974	$7,692
Past due 90 days & over	1,539	-
Troubled debt restructurings	1,987	2,358
	$12,500	$10,050

(1)

Represents the fair value of those loans acquired in the OAK transaction that met the Company's definition of a nonperforming loan, but for which the risk of credit loss was already considered in the fair value estimate at the acquisition date.

Chemical Financial Corporation Announces Third Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Sept 30 2010	June 30 2010	March 31 2010	Dec 31 2009	Sept 30 2009	June 30 2009	March 31 2009
Allowance for loan losses at beginning of period	$89,502	$84,155	$80,841	$77,491	$69,956	$62,562	$57,056
Provision for loan losses	8,600	12,700	14,000	15,600	14,200	15,200	14,000

Originated portfolio:
Loans charged off:
Commercial	(2,830)	(1,438)	(1,365)	(3,636)	(1,786)	(3,289)	(3,290)
Real estate commercial	(2,586)	(2,108)	(2,289)	(3,009)	(1,703)	(1,930)	(2,589)
Real estate construction	(146)	(643)	(644)	(3,633)	(874)	(762)	(1,700)
Real estate residential	(1,767)	(1,747)	(3,173)	(1,070)	(1,346)	(1,043)	(235)
Consumer	(1,916)	(2,361)	(4,427)	(1,998)	(1,996)	(1,544)	(1,253)
Total loan charge-offs	(9,245)	(8,297)	(11,898)	(13,346)	(7,705)	(8,568)	(9,067)
Recoveries of loans previously charged off:
Commercial	212	171	373	220	349	130	205
Real estate commercial	38	29	170	91	91	226	87
Real estate construction	19	1	-	261	46	-	-
Real estate residential	109	175	185	174	231	127	82
Consumer	286	568	484	350	323	279	199
Total loan recoveries	664	944	1,212	1,096	1,040	762	573
Net loan charge-offs	(8,581)	(7,353)	(10,686)	(12,250)	(6,665)	(7,806)	(8,494)
Allowance for loan losses at end of period	$89,521	$89,502	$84,155	$80,841	$77,491	$69,956	$62,562

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	3rd Qtr. 2010	2nd Qtr. 2010	1st Qtr. 2010	4th Qtr. 2009	3rd Qtr. 2009	2nd Qtr. 2009	1st Qtr. 2009
Summary of Operations
Interest income	$55,998	$52,962	$46,122	$48,060	$48,066	$48,283	$48,322
Interest expense	10,105	10,071	9,734	10,847	11,403	11,305	11,732
Net interest income	45,893	42,891	36,388	37,213	36,663	36,978	36,590
Provision for loan losses	8,600	12,700	14,000	15,600	14,200	15,200	14,000
Net interest income after
provision for loan losses	37,293	30,191	22,388	21,613	22,463	21,778	22,590
Noninterest income	11,119	11,000	9,440	10,212	10,092	10,958	9,857
Operating expenses	36,216	34,650	29,189	28,807	29,582	30,016	29,205
Income before income taxes	12,196	6,541	2,639	3,018	2,973	2,720	3,242
Federal income tax expense	3,325	2,150	350	500	500	426	524
Net income	$8,871	$4,391	$2,289	$2,518	$2,473	$2,294	$2,718

Net interest margin	3.80%	3.88%	3.72%	3.77%	3.83%	4.00%	4.06%

Per Common Share Data
Net income:
Basic	$0.32	$0.17	$0.10	$0.11	$0.10	$0.10	$0.11
Diluted	0.32	0.17	0.10	0.11	0.10	0.10	0.11
Cash dividends	0.200	0.200	0.200	0.295	0.295	0.295	0.295
Book value - period-end	20.44	20.27	19.76	19.85	20.06	20.23	20.40
Market value - period-end	20.64	21.78	23.62	23.58	21.79	19.91	20.81